                                   EXHIBIT 1

                    SECTIONS OF THE COMPANY'S PROXY STATEMENT



                           TRANSACTIONS WITH DIRECTORS

     Since 1994, the Company has borrowed $400,000 from Bloom and Desloge Enterprises, Inc., a corporation in which Messrs. Bloom and Desloge are each 50% stockholders. The borrowing was evidenced by short-term notes with original maturities of 13 weeks which were renewable. At December 31, 1997, the $400,000 note bore interest at 6.66% and was repaid upon maturity on March 31, 1998.

     See Directors' Compensation for discussion of other transactions with directors.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     EXECUTIVE OFFICERS' COMPENSATION

     The following table shows certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive officer and the other named executive officer ("Executive Officers") of the company whose compensation exceeds $100,000.


                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION

-------------------------------------------------------------------------------------------------------------------
NAME AND                                                               OTHER ANNUAL     LONG-TERM     ALL OTHER
PRINCIPAL                                                              COMPENSATION     COMPENSATION  COMPENSATION
POSITION            FISCAL YEAR      SALARY          BONUS             (1)              OPTIONS       (2)
-------------------------------------------------------------------------------------------------------------------
David R.            1997             $317,050        $263,600          $6,328               0         $20,500
Brining, CEO(3)
-------------------------------------------------------------------------------------------------------------------
                    1996              300,067          77,250           6,203               0          17,149
-------------------------------------------------------------------------------------------------------------------
                    1995              276,317          135,725          6,600               0          17,073
-------------------------------------------------------------------------------------------------------------------
Monica J.           1997              119,583           62,500              0               0          15,060
Burke, CFO(3)
-------------------------------------------------------------------------------------------------------------------
                    1996              114,583           19,675              0           4,500          13,256
-------------------------------------------------------------------------------------------------------------------
                    1995              109,667           31,500              0               0          13,514
-------------------------------------------------------------------------------------------------------------------

(1) In August 1987 and incident to the relocation of the corporate headquarters from St. Louis, Missouri to San Rafael, California, the Company accepted a $75,000 demand, non-interest bearing note from Mr. Brining. The amounts included under Other Annual Compensation represent interest calculated at the prime rate on the demand note. In January 1998, Mr. Brining paid the note in full.

(2) Represents amounts contributed to the Company's two profit sharing plans.

(3) Mr. Brining and Ms. Burke also serve as officers of each of the Company's subsidiaries.


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

     OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to the Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1997, and unexercised options held by the Executive Officers as of December 31, 1997:

               AGGREGATED OPTION(1) EXERCISES IN FISCAL YEAR 1997
                       AND FISCAL YEAR-END OPTIONS VALUES

                         SHARES
                       ACQUIRED
  NAMED                      OF             VALUE               NUMBER OF UNEXERCISED                 VALUE OF UNEXERCISED, IN THE
  EXECUTIVES           EXERCISE          REALIZED            OPTIONS HELD AT YEAR END            MONEY OPTIONS HELD AT YEAR END(2)
                                                             ------------------------            ---------------------------------
                                                          EXERCISABLE       UNEXERCISABLE           EXERCISABLE     UNEXERCISABLE
David R. Brining               0          $     0              84,375              28,125          $    589,359          $196,453

Monica J. Burke           10.125           88.898               1.125               3.375                 5.957            17,871


(1) The Company has no plans pursuant to which stock appreciation rights (SARs) may be granted.

(2) Value of unexercised "in the money" options is the difference between the market price of the Common Stock on December 31, 1997 ($14.375 per share) and the exercise price of the options, multiplied by the number of shares.


     EMPLOYMENT AGREEMENTS

     There are no employment contracts or termination agreements with the Executive Officers.


     STOCK OPTIONS

     The Board of Directors adopted the Company's 1987 Stock Option Plan ("Stock Option Plan") on May 29, 1987, which was most recently amended, restated, and approved by the Company's shareholders at the 1996 Annual Meeting of Shareholders. As of March 31, 1998 there were 1,125,000 shares of Common Stock reserved for issuance under the Stock Option Plan, of which 419,750 shares had been issued upon exercise of options, 307,875 shares were subject to outstanding options, and 397,375 were available for granting new options.

     The purpose of the Stock Option Plan is to enable the Company and its subsidiaries to attract, retain and motivate officers, directors, employees, and independent contractors by providing for or increasing their proprietary interests in the Company, and, in the case of non-employee directors, to attract such directors and further align their interests with those of the Company's shareholders by providing for or increasing their proprietary interests in the Company. The Stock Option Plan authorizes the grant of options which qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended, and options which do not qualify as Incentive Stock Options ("Nonqualified Stock Options").

     The Stock Option Plan is currently administered by the Compensation Committee of the Company. The Compensation Committee has full power and authority in its discretion to take any and all action required or permitted to be taken under the Stock Option Plan, including the selection of participants to whom stock options may be granted, the determination of the number of shares which may be covered by stock options, the exercise price, and other terms and conditions thereof.

     If any option granted under the Stock Option Plan shall for any reason expire, be canceled, or otherwise terminate without having been exercised in full, the shares not purchased under such option shall again become available for the Stock Option Plan. Generally, the exercise price of each option is determined by the Board of Directors or the Compensation Committee and is not less than 100% of the fair market value of the Common Stock subject to the option on the date the option is granted. Typically, the purchase price of Common Stock acquired pursuant to an option shall be paid in cash or check payable to the order of the Company at the time the option is exercised. In general, no option under the Stock Option Plan may extend more than ten years from the date of grant.

     Except in the case of a reincorporating merger, the Stock Option Plan and any option or portion thereof not exercised will terminate upon the occurrence of a termination event, including, but not limited to, a liquidation, reorganization, merger, or consolidation of the Company with another corporation as a result of which the Company is not the surviving or resulting corporation, or a sale of substantially all the assets of the Company to another person, or a reverse merger in which the Company is the surviving corporation but the shares of the Company's stock outstanding immediately preceding in merger are converted by virtue of the merger into other property (a "Triggering Event"). The Committee shall notify each optionee not less than thirty days prior thereto of the pendency of a Triggering Event. Upon delivery of such notice, any option outstanding shall be exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued, subject, however, to earlier expiration or termination as provided elsewhere in the Stock Option Plan and subject to the consummation of the Triggering Event. The Board of Directors may also suspend or terminate the Stock Option Plan at any time. Unless sooner terminated, the Stock Option Plan shall terminate ten years from its effective date, June 12, 1996.


                             DIRECTORS' COMPENSATION

     The Company entered into consulting agreements with Messrs. Bloom and Desloge in 1983. Pursuant to the terms of the agreements, Messrs. Bloom and Desloge are to provide the Company with advice on any corporate acquisitions, retention of corporate assets, evaluation of key personnel, evaluation of the operators of subsidiaries, supervision of new product development, and general strategic planning. The agreements are renewable annually on December 31 with the consulting fee for the succeeding year set at that time. The Company agreed to a fee of $75,000 for Mr. Bloom and $50,000 for Mr. Desloge for 1998. The Company has also retained Mr. Warner in a consulting role for a fee of $8,400, which is renewable each year. In addition, the Company generally pay directors $500 for each board meeting attended.


                                       3